Exhibit (a)(1)(D)
Offer to Purchase for Cash
Up to 3,000,000 Shares of Common Stock
of
Integrity Mutual Funds, Inc.
at
$0.40 Net Per Share
Pursuant to the Offer to Purchase
Dated April 25, 2006
by
Xponential, Inc.
THE OFFER, ANY WITHDRAWAL RIGHTS THAT YOUR CLIENTS MAY HAVE AND THE
PRORATION PERIOD (AS DESCRIBED IN THE OFFER TO PURCHASE) WILL EXPIRE
AT 5:00 P.M., EASTERN STANDARD TIME, ON MAY 23, 2006,
UNLESS THE OFFER IS EXTENDED
April 25, 2006
To Brokers, Dealers, Banks, Trust Companies and other Nominees:
          Xponential, Inc., a Delaware corporation (the “Purchaser”), is offering to purchase up to 3,000,000 shares of Common Stock, par value $0.0001 per share (the “Shares”), of Integrity Mutual Funds, Inc., a North Dakota corporation (the “Subject Company”), at $0.40 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 25, 2006, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
          Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
Enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated April 25, 2006;

2.	Letter of Transmittal to be used by shareholders of the Subject Company in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may be used to tender the Shares);

3.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4.	Notice of Guaranteed Delivery with respect to Shares;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelope addressed to Continental Stock Transfer & Trust Company (the “Depositary”).
          WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER, ANY WITHDRAWAL RIGHTS THAT YOUR CLIENTS MAY HAVE AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON MAY 23, 2006, UNLESS EXTENDED.
          In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry

Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.
     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.
     Questions and requests for assistance or additional copies of the enclosed materials may be directed to the Depositary at the address and telephone number set forth on the back cover of the Offer to Purchase.
Very truly yours,
XPONENTIAL, INC.
     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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